SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 27, 2012

COLOMBIA ENERGY RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-32735	87-0567033
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

One Embarcadero Center, Suite 500, San Francisco, CA	94111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 460-1165

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director

On July 27, 2012, the Board of Directors appointed Andrew F. Rosenfeld to serve as a director of the Company commencing August 1, 2012, until the next annual meeting of shareholders or until his successor is duly elected and qualified. Mr. Rosenfeld, age 49, has been the owner and principal operating member of C14 Strategy LLC, an energy and chemical advisory consulting firm, from January 2009 until present. Since February 2012 he has also served as President of American Sands Energy Corp., an oil sands development stage company. William C. Gibbs, a director of our company, is the chairman, chief executive officer, and principal shareholder of American Sands; Daniel F. Carlson, one of our directors, is also a director and chief financial officer of American Sands; and Edward P. Mooney, one of our directors, is a director of American Sands. From 2009 until 2011 Mr. Rosenfeld was employed as a senior energy analyst by Citadel Investment Group, PioneerPath Capital, an institutional money management firm. From 2005 until 2008 he was employed as managing director by Impala Asset Management, an institutional money management firm. Mr. Rosenfeld graduated in 1984 from the Colorado School of Mines with a Bachelor of Science degree in Chemical and Petroleum-Refining Engineering. He received his MBA from The American University, Kogod College of Business with a major in Finance in 1986.

There are no arrangements or understandings between Mr. Rosenfeld and any other persons pursuant to which Mr. Rosenfeld was elected as a director of the Company. Mr. Rosenfeld does not have a family relationship with any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer.

Mr. Rosenfeld was also appointed as the chair of the Audit Committee.

As a director Mr. Rosenfeld will participate in the compensation plan for our non-employee directors which included the issuance of restricted stock units (“RSUs”). Effective with his election as a director, Mr. Rosenfeld received RSUs for 62,500 shares at a prorated amount for the current year. The RSUs will vest on the date of the 2013 annual meeting of shareholders and will expire at the end of his term as director. If he resigns for cause or is removed for cause before the end of his term, the RSUs will lapse. If he resigns for health or other appropriate reasons, his RSUs will vest immediately. Mr. Rosenfeld will not be permitted to sell the shares until he is no longer a director.

Other than as set forth herein, Mr. Rosenfeld does not have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Section 404(a) of Regulation S-K or Item 5.02(d) of Form 8-K. Mr. Rosenfeld currently has a consulting agreement with LIFE Power & Fuels, LLC, a shareholder of the Company.

Resignation of CFO

James Flores resigned as Chief Financial Officer effective August 1, 2012, and terminated his employment with the Company effective August 17, 2012.

Appointment of New CFO

On July 27, 2012, the Board of Directors appointed Brian Miller as Chief Financial Officer effective August 1, 2012. Mr. Miller, age 59, has served as our Vice-President of Business Development, Strategic Planning and Marketing since April 15, 2012. From August 2009 until April 2012 he served as a vice-president and treasurer and as an executive in the Enterprise Risk Management group for Alpha Natural Resources, a U.S. coal producing and marketing company. From January 2007 until July 2009 he served as Vice-President of Business Development for Foundation Coal Company, a U.S. coal producing and marketing company. Mr. Miller received his Bachelor’s Degree in Urban Studies and Political Science in 1975 from Columbia College; his Master’s Degree in Public Policy from the University of California in 1977; and his MBA in finance and accounting from Columbia University in 1981.

There are no family relationships between Mr. Miller and any director or executive officer of the Company, or persons nominated to become a director or officer.

On April 15, 2012, we entered into a one-year full-time employment agreement with Mr. Miller. The agreement provides for an annual base salary of US$240,000. He also received a signing bonus of options to purchase up to 250,000 shares of our common stock, of which half are exercisable at US$2.50 per share and half at US$5.00 per share. The options vest as follows: 25% immediately upon granting and 25% upon each anniversary thereafter. The options were granted under our 2010 Equity Incentive Plan. At the time of signing the employment agreement we granted him a one-time moving allowance of US$20,000. We also pay him a monthly living allowance of US$6,000. He serves in our office located in Bogotá, Colombia. In the event we terminate his employment without cause or if he resigns for good reason, or if there is a change of control of the Company, we have agreed to continue to pay his base salary for a period of 12 months (or in one lump sum in the event of a change of control) and to reimburse him for his COBRA expenses for such period.

In June 2012 we issued 21,045 shares of common stock to Mr. Miller in lieu of US$7,800 of his salary for that month, and in July we issued an additional 21,828 shares in lieu of US$7,800 of his monthly salary.

Resignation of President of Colombian Subsidiary

On August 1, 2012, Carlos Soto, the President of our Colombia subsidiary, resigned.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Colombia Energy Resources, Inc.

Date: August 1, 2012	By	/s/ Ronald G. Stovash
Ronald G. Stovash, Chief Executive Officer

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